Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS

SECOND QUARTER 2015 FINANCIAL RESULTS

Englewood, Colorado, August 5, 2015 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) today reported second quarter 2015 results.  Highlights include(1):

Attributed to QVC Group

•	Grew QVC US revenue by 4% and adjusted OIBDA(2) by 7% in the second quarter
•	QVC US operating income increased by 11%
•	QVC.com revenue as a percent of total US revenue increased to 47%, a 309 basis point increase
•	QVC US mobile penetration was 48% of QVC.com orders, a 1,013 basis point increase
•	QVC consolidated mobile penetration was 49% of QVC.com orders, a 951 basis point increase
•	QVC generated local currency revenue growth and adjusted OIBDA improvement in all consolidated markets
•	QVC France launched with multi-platform capabilities; TV programming began airing August 1
•	From May 1, 2015 through July 31, 2015, repurchased 12.2 million QVCA shares at an average price per share of $28.39 and a total cost of $348 million

Attributed to Liberty Ventures Group

•	Agreed to invest up to $2.4 billion in Liberty Broadband as part of Charter’s transaction with Time Warner Cable
•	Completed sale of Backcountry.com on June 30 for aggregate consideration of approximately $350 million

“QVC generated strong results across the board with local currency growth in all consolidated markets.  The expansion in mobile orders continues at a rapid pace, comprising 49% of total eCommerce orders worldwide.  From May 1 through July 31, we repurchased $348 million of QVCA shares, fully utilizing the funds distributed in conjunction with the Liberty TripAdvisor Holdings spin-off,” stated Greg Maffei, Liberty Interactive President and CEO.  “Attributed to Liberty Ventures, we agreed to invest up to $2.4 billion in Liberty Broadband as part of Charter’s transaction with Time Warner Cable, and the successful sale of Backcountry.com was completed on June 30 for total consideration of approximately $350 million.”

QVC GROUP – Excluding the pre-reattribution impact of the Digital Commerce companies (see reconciling schedule 1), in the second quarter, QVC Group's revenue decreased 1% to  $2.0 billion, adjusted OIBDA increased 3%  to $445 million, operating income increased 5% to $284 million, adjusted net income(3) increased 3% to $161 million and net income increased 7% to $112 million.

QVC

QVC's consolidated revenue decreased 1% in the second quarter to $2.0 billion. Adjusted OIBDA increased 2% to $449 million and adjusted OIBDA margin increased 67 basis points.  Operating income increased 4% to $294 million. Consolidated eCommerce revenue increased 9% to $848 million and grew to 42% from 39% of consolidated revenue.  Mobile orders were 49% of total eCommerce orders in the quarter, compared to 40% a year ago.

US Dollar denominated results were negatively impacted by exchange rate fluctuations in the second quarter.  The US Dollar strengthened against the Euro, Japanese Yen and British Pound Sterling 19%, 16% and 9%, respectively.  On a constant currency basis, consolidated revenue increased 5% and adjusted OIBDA increased 7% compared to a 1% decline and 2% increase in US Dollars, respectively.

"We delivered a terrific quarter with strong and balanced results across markets, platforms, product categories and customer segments,” said QVC President and CEO Mike George.  “We generated local currency revenue growth and adjusted OIBDA improvement in every one of our consolidated markets.  Our eCommerce growth accelerated significantly and we continued to extend our mobile penetration.  We produced strong margin expansion despite investing in new shipping and handling policies in the US and start-up expenses associated with the launch of QVC France.  Our overall customer base and our new customer additions increased at some of the strongest rates in years.  Our strong quarter reflects our disciplined execution of strategies aimed at extending our leading global video and eCommerce position.”

US revenue increased 4% to $1.4 billion in the second quarter.  Units sold increased 4%, average selling price per unit increased 3% to $58.51 and returns as a percentage of gross product revenue were virtually flat.  The US experienced growth in all categories except electronics.  eCommerce revenue increased 11% to $655 million and grew to 47% from 43% of total US revenue.  Despite the business’ investment in new shipping and handling policies, adjusted OIBDA increased 7% to $349 million and adjusted OIBDA margin increased 78 basis points to 24.8%.  These gains were primarily due to improved product margins, higher credit card income and lower bad debt and marketing expenses, which were partially offset by lower shipping and handling revenue.

QVC's international revenue decreased 11% to $592 million, adjusted OIBDA decreased 12% to $100 million and adjusted OIBDA margin declined 33 basis points in the second quarter, reflecting the aforementioned unfavorable exchange rate fluctuations.  On a constant currency basis, international revenue increased 6% and adjusted OIBDA increased 5%.  QVC France launched its TV broadcast on August 1, 2015. The second quarter included $6 million of costs related to the launch of QVC France.  Excluding the costs related to QVC France, international adjusted OIBDA increased 9% on a constant currency basis in the quarter.

QVC Germany's revenue in local currency increased 4% in the second quarter.  Sales increased in local currency in every category except electronics.  Adjusted OIBDA in local currency increased 10%, and adjusted OIBDA margin in local currency grew 88 basis points primarily due to customer service and warehouse efficiencies and lower bad debt expense, which were partially offset by higher marketing expenses.

QVC Japan's revenue in local currency increased 6% in the second quarter.  QVC Japan experienced sales gains in local currency primarily in home, jewelry and beauty, which were partially offset by a decline primarily in apparel.  Adjusted OIBDA in local currency increased 2%.  Adjusted OIBDA margin in local currency decreased 74 basis points primarily due to higher information technology, commission and marketing costs, which were partially offset by customer service efficiencies.

QVC UK's revenue increased 7% in local currency in the second quarter.  Sales increased in local currency primarily in home and jewelry, which were partially offset by a decline in beauty.   Adjusted OIBDA in local currency increased 16% and adjusted OIBDA margin in local currency increased 164 basis points primarily due to fixed cost leverage, which was partially offset by lower product margins and unfavorable inventory obsolescence expense.

QVC Italy's revenue increased 4% in local currency in the second quarter.  Sales increased in local currency primarily in beauty, apparel and accessories, which were partially offset by a decline in jewelry.  Adjusted OIBDA deficit in local currency decreased 8% and adjusted OIBDA margin in local currency improved 44 basis points primarily due to lower freight and inventory obsolescence expense, which were partially offset by lower product margins.

CNR Home Shopping Co., Ltd. ("CNRS"), QVC's joint venture in China, increased local currency revenue 14% in the second quarter.  CNRS' adjusted OIBDA deficit in local currency increased 100% primarily due to lower product margins and higher commissions, warehouse, freight, marketing and customer service expenses as the business continues to grow its presence in this nascent market.  In early July, CNRS added the strategically important Shanghai market to its

TV distribution, bringing its current reach to approximately 107 million homes.  This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $3 million reduction in net income for the quarter.

QVC's outstanding debt, net of original issue discount, was $4.4 billion at June 30, 2015, down from $4.6 billion at December 31, 2014.

Share Repurchases

From May 1, 2015 through July  31, 2015, Liberty Interactive repurchased approximately 12.2 million Series A QVC Group shares (Nasdaq: QVCA) at an average cost per share of $28.39 for total cash consideration of $347.5 million.  Since the creation of the QVC Group stock (including its predecessor, Liberty Interactive Group) in May 2006, Liberty Interactive has repurchased shares for aggregate cash consideration of $5.8 billion, representing approximately 38.9% of the shares outstanding at the time of the creation of the QVC Group stock.  All repurchases up to August 9, 2012, the date on which the QVC Group stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The remaining repurchase authorization as of August 1, 2015 for QVC Group stock was approximately $228 million. In addition, Liberty Interactive’s Board of Directors authorized the repurchase of up to an additional $1 billion of QVC Group stock.

QVC Group consists of Liberty Interactive’s subsidiary, QVC, Inc., and Liberty Interactive’s interest in HSN, Inc.

LIBERTY VENTURES GROUP – In May 2015, Liberty Interactive announced its entry into an agreement with Liberty Broadband Corporation ("Liberty Broadband"), a separate publicly traded company, whereby Liberty Interactive will invest $2.4 billion in Liberty Broadband in connection with (and contingent upon) the closing of the proposed merger of Charter Communications, Inc. ("Charter") and Time Warner Cable Inc. ("TWC").  The proceeds of this investment will be used by Liberty Broadband to fund, in part, its agreement to acquire $4.3 billion of Charter stock.  Liberty Broadband's acquisition will be made in support of (and contingent upon) the closing of the Charter-TWC merger. In connection with these transactions, it is expected that Charter will undergo a corporate reorganization, resulting in New Charter, a current subsidiary of Charter, becoming the publicly traded parent company.  Liberty Interactive's investment in Liberty Broadband will be funded using cash on hand and short-term investments, and will be attributed to the Liberty Ventures Group.

On June 30, 2015, Liberty Interactive closed the sale of Backcountry.com, which was attributed to the Liberty Ventures Group, for aggregate consideration of approximately $350 million, including assumption of debt, amounts held in escrow and a noncontrolling interest.  Backcountry.com is included in the Digital Commerce companies through June 30, 2015.

Revenue for the continuing consolidated Digital Commerce companies (which now consist of Bodybuilding.com, CommerceHub, Evite and Right Start) increased 7% to $149 million in the second quarter.  For the quarter, the increase in revenue was due to increases at most of our subsidiaries, the most significant being Bodybuilding.com ($5 million) and CommerceHub ($6 million).  The increase in Bodybuilding.com revenue was primarily due to increased order volume on slightly decreased average order values.  A portion of the decreased average order values for Bodybuilding.com was due to international sales and the foreign exchange impacts.  CommerceHub revenue growth was primarily attributed to an acquisition during the first quarter of 2015 and growth in active customers (vendors and suppliers) which increased the number of aggregate transactions processed through the CommerceHub platform.

Adjusted OIBDA for the continuing Digital Commerce companies increased $2 million year-over-year in the second quarter.  Adjusted OIBDA as a percentage of revenue was relatively flat, representing 12.1% of revenue in the second quarter of 2015, as compared to 11.5% of revenue in the second quarter of 2014.

Operating loss for the continuing Digital Commerce companies was $3 million in the second quarter as compared to a loss of $9 million in the same period in 2014.

Share Repurchases

There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from May 1, 2015 through July  31, 2015.  The total remaining repurchase authorization for Liberty Ventures Group stock as of August 1, 2015 was $650 million.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty Interactive's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Interval Leisure, Lending Tree and FTD, its subsidiaries Bodybuilding.com, CommerceHub, The Right Start and Evite, and minority interests in Time Warner Inc. and Time Warner Cable.

FOOTNOTES

1)

Liberty Interactive's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Interactive's earnings conference call which will begin at 12:15 p.m. (E.D.T.) on August 5, 2015.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.
3)	For a definition of adjusted net income and applicable reconciliations, see the accompanying schedules.

QVC GROUP FINANCIAL METRICS – QUARTER

(amounts in millions)	2Q14	2Q15	% Change
Revenue(1)
QVC
US	$1,352	$1,406	4%
Germany	227	191	(16)%
Japan	223	199	(11)%
UK	178	173	(3)%
Italy	34	29	(15)%
Total QVC Group Revenue	$2,014	$1,998	(1)%

Adjusted OIBDA(1)
QVC
US	$325	$349	7%
Germany	40	35	(13)%
Japan	43	37	(14)%
UK	33	35	6%
Italy	(2)	(1)	50%
France	-	(6)	NM
Total QVC Adjusted OIBDA	$439	$4499	2%
Corporate and other	(6)	(4)	33%
Total QVC Group Adjusted OIBDA	$433	$445	3%

Operating Income(1)
QVC
US	$203	$226	11%
Germany	23	21	(9)%
Japan	36	29	(19)%
UK	26	28	8%
Italy	(4)	(4)	-%
France	-	(6)	NM
Total QVC Operating Income	$284	$294	4%
Corporate and other	(13)	(10)	23%
Total QVC Group Operating Income	$271	$284	5%

Adjusted Net Income(1)(2)
Total QVC Group Adjusted Net Income	$157	$161	3%

China JV(3)
Revenue	$33	$38	15%
Adjusted OIBDA	$(3)	$(5)	(67)%

(amounts in millions)
QVCA Shares Outstanding	7/31/2014	7/31/2015
Outstanding A and B shares	482	461

(amounts in millions)	Quarter ended	Quarter ended
QVCA and QVCB Basic and Diluted Shares	6/30/2014	6/30/2015
Basic Weighted Average Shares Outstanding ("WASO")	486	469
Potentially dilutive Shares	10	7
Diluted WASO	496	476

1)

Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies were recorded as part of the QVC Group through September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies have been removed from the QVC Group for all periods shown (see reconciling schedule 1).

2)	GAAP net income was $105 million and $112 million for the three months ended June 30, 2014 and 2015, respectively (see reconciling schedule 4).
3)	This joint venture is being accounted for as an equity investment.

QVC OPERATING METRICS – QUARTER

(amounts in millions)	2Q14	2Q15	% Change
QVC - Consolidated
eCommerce $ of total revenue	$779	$848	9%
eCommerce % of total revenue	38.68%	42.44%	376	bps
Mobile % of total eCommerce(1)	39.86%	49.37%	951	bps

QVC - US
eCommerce $ of US revenue	$588	$655	11%
eCommerce % of US revenue	43.49%	46.59%	309	bps
Mobile % of US eCommerce(1)	37.48%	47.61%	1,013	bps
Return Rate	19.24%	19.33%	9	bps

(1)	Based on gross US Dollar orders.

DIGITAL COMMERCE FINANCIAL METRICS – QUARTER

(amounts in millions)	2Q14	2Q15	% Change
Revenue(1)
Digital Commerce companies - continuing	$139	$149	7%
Disposed Businesses(2)	330	105	NM
Digital Commerce Companies Revenue	$469	$254	NM

Adjusted OIBDA(1)
Digital Commerce companies - continuing	$16	$18	13%
Disposed Businesses(2)	11	1	NM
Digital Commerce Companies Adjusted OIBDA	$27	$19	NM

Operating Income(1)
Digital Commerce companies - continuing	$(9)	$(3)	67%
Disposed Businesses(2)	2	(6)	NM
Digital Commerce Companies Operating Income	$(7)	$(9)	NM

(1)

Non-GAAP presentation.  For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group subsequent to September 30, 2014 (the date of the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.  In addition, Provide was included in the Digital Commerce companies prior to the sale of Provide to FTD Companies, Inc. on December 31, 2014.

(2)	Includes financial results of Provide through December 31, 2014 and Backcountry.com through June 30, 2015.
(1)

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2015 to the same period in 2014.

The following financial information with respect to Liberty Interactive's equity affiliates and available for sale securities is intended to supplement Liberty Interactive's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2015	6/30/2015
HSN(1)	$1,366	$1,405
Total Attributed QVC Group	$1,366	$1,405

Expedia(2)	$2,197	$2,581
FTD(3)	305	288
Interval Leisure Group and Tree.com(4)	592	598
Other Public Holdings(5)	1,193	1,358
Total Attributed Liberty Ventures Group	$4,287	$4,825

(1)

Represents fair value of QVC Group's investment in HSN.  In accordance with GAAP, QVC Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $146 million and $151 million at March 31, 2015 and June 30, 2015, respectively.

(2)

Represents fair value of Liberty Ventures Group's investment in Expedia.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $496 million and $587 million at March 31, 2015 and June 30, 2015, respectively.

(3)

Represents fair value of Liberty Ventures Group's investment in FTD.  In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $350 million and $358 million at March 31, 2015 and June  30, 2015, respectively.

(4)

Represents fair value of Liberty Ventures Group's investments.  In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $109 million and $111 million at March 31, 2015 and June 30, 2015, respectively.

(5)

Represents Liberty Ventures Group's other public holdings which are accounted for at fair value.   Excludes $13 million and $2 million of long-term marketable securities as of March 31, 2015 and June  30, 2015, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2015	6/30/2015
Cash and Liquid Investments Attributable to:
QVC Group (1)	$539	$505
Liberty Ventures Group(2)(3)	2,684	2,931
Total Liberty Consolidated Cash and Liquid Investments	$3,223	$3,436

Less:
Short-term marketable securities - QVC Group	$9	$8
Short-term marketable securities - Liberty Ventures Group	851	837
Long-term marketable securities - Liberty Ventures Group	13	2
Total Liberty Consolidated Cash (GAAP)	$2,350	$2,589

Debt:
Senior notes and debentures(4)	$791	$792
Senior exchangeable debentures(5)	346	346
QVC senior notes(4)	4,050	3,550
QVC bank credit facility	450	895
Other	65	74
Total Attributed QVC Group Debt	$5,702	$5,657
Unamortized discount and fair market value adjustment	46	37
Total Attributed QVC Group Debt (GAAP)	$5,748	$5,694

Senior exchangeable debentures(5)	$2,077	$2,075
Other	70	44
Total Attributed Liberty Ventures Group Debt	$2,147	$2,119
Fair market value adjustment	25	168
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,172	$2,287

Total Liberty Interactive Corporation Debt (GAAP)	$7,920	$7,981

(1)	Includes $9 million and $8 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2015 and June 30, 2015, respectively.
(2)	Includes $851 million and $837 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2015 and June 30, 2015, respectively.
(3)

Includes $13 million and $2 million of marketable securities with an original maturity greater than one year as of March 31, 2015 and June 30, 2015, respectively, which is reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(4)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
(5)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the QVC Group decreased by $34 million during the second quarter.  Cash flow from operations was more than offset by stock repurchases, debt repayments and capital expenditures.  Total debt attributed to the QVC Group decreased by $45 million, primarily due to the repayment of the 7.375% notes due 2020, partially offset by increased borrowing on the QVC credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $247 million during the second quarter, primarily due to proceeds from the Backcountry disposition, partially offset by investment in cost and equity investees.    Total debt attributed to the Liberty Ventures Group decreased $28 million primarily due to the Backcountry disposition.

Important Notice: Liberty Interactive (Nasdaq: QVCA,  QVCB, LVNTA, LVNTB) President and CEO, Greg

Maffei, will discuss Liberty Interactive's earnings release in a conference call which will begin at 12:15 p.m. (E.D.T.) on August 5, 2015.  The call can be accessed by dialing (844)  307-2219 or (678)  509-7635 at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertyinteractive.com/events.  Links to this press release and replays of the call will also be available on Liberty Interactive's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, international expansion, including the launch of QVC France and the expected expenditures in connection therewith, new service and product offerings, the completion of Charter's corporate reorganization, the TWC and Bright House acquisition transactions, Liberty Broadband's investment in Charter, Liberty Broadband's issuance of Series C Shares to Liberty Interactive and other third party investors, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty Interactive's condensed consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty Interactive (QVC) at June 30, 2015, which Liberty Interactive has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors.  See Schedule 2 to this press release for a reconciliation of QVC’s adjusted OIBDA to operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q14	3Q14	4Q14	1Q15	2Q15
QVC Group
QVC
Revenue - US	$1,352	$1,368	$2,030	$1,342	$1,406
Revenue - International	662	652	751	596	592
Revenue - Total	$2,014	$2,020	$2,781	$1,938	$1,998
Adjusted OIBDA - US	325	329	474	306	349
Adjusted OIBDA - International	114	110	146	101	100
Adjusted OIBDA - Total	$439	$439	$620	$407	$449
Operating income - US	203	203	349	177	226
Operating income - International	81	73	110	69	68
Operating income - Total	$284	$276	$459	$246	$294
Gross margin - US	37.7%	37.2%	35.6%	36.5%	38.0%
Gross margin - International	38.3%	37.8%	37.7%	38.1%	38.7%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Interactive, the QVC Group, QVC (and certain of its subsidiaries), and the Digital Commerce companies together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Liberty Interactive defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty Interactive defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty Interactive believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Interactive views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Interactive's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this presentation includes references to adjusted net income, which is a non-GAAP financial measure, for QVC Group. Liberty Interactive defines adjusted net income as net income, excluding the impact of purchase accounting amortization (net of deferred tax benefit) and net income (loss) generated by the Digital Commerce companies prior to the reattribution.

Liberty Interactive believes adjusted net income is an important indicator of financial performance, in particular for QVC Group, due to the impact of purchase accounting amortization and the reattribution of the Digital Commerce companies.  Because adjusted net income is used as a measure of overall financial performance, Liberty Interactive views net income as the most directly comparable GAAP measure.  Adjusted net income is not meant to replace or supersede net income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a valuable supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) calculated in accordance with GAAP for QVC Group (Schedule 4).

SCHEDULE 1

The following table provides a reconciliation of QVC Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2014, September  30, 2014, December 31, 2014, March  31, 2015 and June 30, 2015, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q14	3Q14	4Q14	1Q15	2Q15
QVC Group
QVC Group Adjusted OIBDA (ex. Digital Commerce)(1)	$433	$433	$612	$401	$445
Digital Commerce Adjusted OIBDA(1)	27	(2)	NA	NA	NA
Adjusted OIBDA	$460	$431	612	401	445
Depreciation and amortization	(165)	(166)	(150)	(152)	(149)
Stock compensation expense	(24)	(18)	(17)	(12)	(12)
Impairment of intangible assets	(7)	—	—	—	—
Operating Income	$264	$247	$445	$237	$284

(1)

QVC Group adjusted OIBDA presented exclusive of the impact of the Digital Commerce companies and reconciled to both QVC Group adjusted OIBDA and GAAP operating income.  Under GAAP, the Digital Commerce companies were only included as part of the QVC Group through September 30, 2014.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the Digital Commerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June  30, 2014,  September  30, 2014,  December 31, 2014, March  31, 2015 and June 30, 2015, respectively.  As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	2Q14	3Q14	4Q14	1Q15	2Q15
QVC Group
QVC Adjusted OIBDA
QVC US	$325	$329	$474	$306	$349

QVC Germany	40	42	53	39	35
QVC Japan	43	41	45	39	37
QVC UK	33	31	50	28	35
QVC Italy	(2)	(1)	1	(2)	(1)
QVC France	—	(3)	(3)	(3)	(6)
QVC International adjusted OIBDA	$114	$110	$146	$101	$100

Consolidated QVC adjusted OIBDA	439	439	620	407	449
Depreciation and amortization	(145)	(147)	(151)	(153)	(148)
Stock compensation	(10)	(16)	(10)	(8)	(7)
Operating Income	$284	$276	$459	$246	$294

Liberty Ventures Group
Digital Commerce Companies(1)
Adjusted OIBDA	$27	$(2)	$44	$22	$19
Depreciation and amortization	(20)	(19)	(20)	(15)	(13)
Stock compensation	(7)	7	(16)	(2)	(15)
Impairment of intangible assets	(7)	—	—	—	—
Operating Income (Loss)	$(7)	$(14)	$8	$5	$(9)

(1)

For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 3

The following table provides a reconciliation of adjusted OIBDA for QVC Group and the Digital Commerce companies to the Liberty Interactive Corporation operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2014, September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015,  respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q14	3Q14	4Q14	1Q15	2Q15
QVC Group Adjusted OIBDA
Consolidated QVC	$439	$439	$620	$407	$449
Corporate and other	(6)	(6)	(8)	(6)	(4)
QVC Group Adjusted OIBDA(1)	$433	$433	$612	$401	$445
Liberty Ventures Group Adjusted OIBDA
Digital Commerce(1)	$27	$(2)	$44	$22	$19
Corporate and other	(4)	(6)	(6)	(4)	(5)
Liberty Ventures Group Adjusted OIBDA	$23	$(8)	$38	$18	$14
Consolidated Liberty Interactive Corp. Adjusted OIBDA	$456	$425	$650	$419	$459
Depreciation and amortization	(164)	(166)	(169)	(168)	(161)
Stock compensation	(26)	(20)	(37)	(15)	(29)
Impairment of intangible assets	(7)	—	—	—	—
Consolidated Liberty Interactive Corp. Operating Income	$259	$239	$444	$236	$269

1)

For GAAP purposes, the Digital Commerce companies have been recorded as part of Liberty Ventures Group beginning with the fourth quarter of 2014 (due to the reattribution).  For presentation purposes in this table, the results of the Digital Commerce companies are included in Liberty Ventures Group for all periods shown.

SCHEDULE 4

The following table provides a reconciliation of QVC Group's adjusted net income to its net income calculated in accordance with GAAP for the three months ended June 30, 2014, September 31, 2014, December 31, 2014, March 31, 2015 and June 30, 2015, respectively.  Adjusted net income excludes the impact of the Digital Commerce companies due to their reattribution to Liberty Ventures Group in the fourth quarter of 2014.

QUARTERLY SUMMARY

(amounts in millions)	2Q14	3Q14	4Q14	1Q15	2Q15	LTM
QVC Group
Net income	$105	$83	$222	$151	$112	$568
Purchase accounting amort., net of deferred tax benefit (1)	51	51	51	51	49	202
Digital Commerce net income (loss)	(1)	(16)	—	—	—	(16)
QVC Group Adjusted net income	$157	$150	$273	$202	$161	$786

QVCA/B shares outstanding as of July 31, 2015						461
Adjusted LTM earnings per share						$1.71

1)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Liberty Interactive’s acquisition of QVC, net of book deferred tax benefit.

LIBERTY INTERACTIVE CORPORATION

BALANCE SHEET INFORMATION

June 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$497	2,092	—	2,589
Trade and other receivables, net	800	59	—	859
Inventory, net	964	65	—	1,029
Short-term marketable securities	8	837	—	845
Other current assets	273	8	(204)	77
Total current assets	2,542	3,061	(204)	5,399
Investments in available-for-sale securities and other cost investments	4	1,401	—	1,405
Investments in affiliates, accounted for using the equity method	196	1,325	—	1,521
Property and equipment, net	982	38	—	1,020
Intangible assets not subject to amortization	7,592	127	—	7,719
Intangible assets subject to amortization, net	976	38	—	1,014
Other assets, at cost, net of accumulated amortization	59	5	—	64
Total assets	$12,351	5,995	(204)	18,142
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$1	(1)	—	—
Accounts payable	567	34	—	601
Accrued liabilities	570	45	—	615
Current portion of debt	9	907	—	916
Current deferred tax liabilities	—	1,244	(204)	1,040
Other current liabilities	155	82	—	237
Total current liabilities	1,302	2,311	(204)	3,409
Long-term debt	5,685	1,380	—	7,065
Deferred income tax liabilities	949	790	—	1,739
Other liabilities	190	12	—	202
Total liabilities	8,126	4,493	(204)	12,415
Equity/Attributed net assets (liabilities)	4,130	1,509	—	5,639
Noncontrolling interests in equity of subsidiaries	95	(7)	—	88
Total liabilities and equity	$12,351	5,995	(204)	18,142

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$1,998	254	2,252

Operating costs and expenses:
Cost of sales	1,234	175	1,409
Operating, including stock-based compensation	174	24	198
Selling, general and administrative, including stock-based compensation	157	58	215
Depreciation and amortization	149	12	161
	1,714	269	1,983
Operating income (loss)	284	(15)	269

Other income (expense):
Interest expense	(70)	(20)	(90)
Share of earnings (losses) of affiliates, net	9	78	87
Realized and unrealized gains (losses) on financial instruments, net	8	24	32
Gains (losses) on dispositions, net (note 1)	—	111	111
Other, net	(31)	2	(29)
	(84)	195	111
Earnings (loss) before income taxes	200	180	380
Income tax benefit (expense)	(80)	(42)	(122)
Net earnings (loss)	120	138	258
Less net earnings (loss) attributable to noncontrolling interests	8	8	16
Net earnings (loss) attributable to Liberty stockholders	$112	130	242

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF OPERATIONS INFORMATION

Three months ended June 30, 2014 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Revenue:
Net retail sales	$2,483	—	2,483

Operating costs and expenses:
Cost of sales	1,558	—	1,558
Operating, including stock-based compensation	217	—	217
Selling, general and administrative, including stock-based compensation	272	6	278
Impairment of Long Lived Assets	7	—	7
Depreciation and amortization	165	(1)	164
	2,219	5	2,224
Operating income (loss)	264	(5)	259

Other income (expense):
Interest expense	(79)	(19)	(98)
Share of earnings (losses) of affiliates, net	7	(3)	4
Realized and unrealized gains (losses) on financial instruments, net	6	(47)	(41)
Other, net	(1)	4	3
	(67)	(65)	(132)
Earnings (loss) from continuing operations before income taxes	197	(70)	127
Income tax benefit (expense)	(76)	36	(40)
Net earnings (loss) from continuing operations	121	(34)	87
Net earnings (loss) from discontinued operations, net of tax	(7)	26	19
Net earnings (loss)	114	(8)	106
Less net earnings (loss) attributable to noncontrolling interests	9	20	29
Net earnings (loss) attributable to Liberty stockholders	$105	(28)	77

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2015 - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$280	130	410
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	301	28	329
Stock-based compensation	24	20	44
Cash payments for stock based compensation	—	(10)	(10)
Excess tax benefit from stock based compensation	(14)	(2)	(16)
Share of (earnings) losses of affiliates, net	(33)	(57)	(90)
Cash receipts from return on equity investments	14	13	27
Realized and unrealized gains (losses) on financial instruments, net	2	(30)	(28)
(Gains) losses on dispositions	—	(111)	(111)
Deferred income tax (benefit) expense	(91)	61	(30)
Other, net	25	7	32
Intergroup tax allocation	43	(43)	—
Intergroup tax payments	(55)	55	—
Changes in operating assets and liabilities
Current and other assets	283	4	287
Payables and other current liabilities	(208)	(38)	(246)
Net cash provided (used) by operating activities	571	27	598

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(2)	(96)	(98)
Cash receipts from returns of equity investments	200	—	200
Capital expended for property and equipment	(80)	(24)	(104)
Purchases of short term and other marketable securities	(80)	(546)	(626)
Sales of short term and other marketable securities	93	584	677
Other investing activities, net	(47)	—	(47)
Net cash provided (used) by investing activities	84	169	253

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,098	369	1,467
Repayments of debt	(1,288)	(340)	(1,628)
Repurchases of Liberty common stock	(377)	—	(377)
Min. withholding taxes on net settlements of stock-based comp	(14)	1	(13)
Excess tax benefit from stock-based compensation	14	2	16
Other financing activities, net	(4)	(20)	(24)
Net cash provided (used) by financing activities	(571)	12	(559)
Effect of foreign currency rates on cash	(9)	—	(9)
Net increase (decrease) in cash and cash equivalents	75	208	283
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$497	2,092	2,589

LIBERTY INTERACTIVE CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2014  - (unaudited)

	Attributed
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$234	(18)	216
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	11	(49)	(38)
Depreciation and amortization	327	—	327
Stock-based compensation	48	3	51
Cash payments for stock based compensation	(5)	(1)	(6)
Excess tax benefit from stock-based compensation	(9)	(1)	(10)
Share of losses (earnings) of affiliates, net	(28)	26	(2)
Cash receipts from return on equity investments	10	10	20
Realized and unrealized gains (losses) on financial instruments, net	(7)	73	66
Impairment of intangible assets	7	—	7
Deferred income tax (benefit) expense	(101)	35	(66)
Other, net	4	3	7
Intergroup tax allocation	105	(105)	—
Intergroup tax payments	(276)	276	—
Changes in operating assets and liabilities
Current and other assets	310	1	311
Payables and other current liabilities	(46)	(5)	(51)
Net cash provided (used) by operating activities	584	248	832

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	25	25
Investments in and loans to cost and equity investees	(2)	(29)	(31)
Capital expended for property and equipment	(88)	3	(85)
Purchases of short term and other marketable securities	(38)	(219)	(257)
Sales of short term and other marketable securities	27	210	237
Other investing activities, net	(10)	15	5
Net cash provided (used) by investing activities	(111)	5	(106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,895	—	1,895
Repayments of debt	(1,739)	(5)	(1,744)
Repurchases of Liberty common stock	(478)	—	(478)
Min. withholding taxes on net settlements of stock-based comp	(14)	—	(14)
Excess tax benefit from stock-based compensation	9	1	10
Intergroup receipts (payments), net	2	(2)	—
Other financing activities, net	(36)	—	(36)
Net cash provided (used) by financing activities	(361)	(6)	(367)
Net cash provided (used) by discontinued operations:
Operating	(14)	269	255
Investing	1	(12)	(11)
Financing	(1)	(23)	(24)
Effect of foreign currency rates on cash	—	3	3
Change in available cash held by discontinued operations	2	(237)	(235)
Net cash provided (used) by discontinued operations	(12)	—	(12)
Effect of foreign currency rates on cash	(5)	—	(5)
Net increase (decrease) in cash and cash equivalents	95	247	342
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$690	554	1,244